Chembio Partners with Integrated BioTherapeutics, Inc. to Develop Point-of-Care Diagnostic Tests for Ebola and Febrile Illness

MEDFORD, NY, October 27, 2014 – Chembio Diagnostics, Inc. (NASDAQ:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that it has entered into an exclusive agreement with Integrated BioTherapeutics, Inc. (IBT), a biotechnology company focused on the discovery of novel vaccines and therapeutics for emerging infectious diseases.  Under the terms of the agreement, Chembio will combine its patented DPP® technology with IBT's proprietary Ebola reagents to develop POC diagnostic tests for Ebola and febrile illness.  Chembio will have exclusive rights to any POC product developed through this agreement.  Financial terms of the agreement were not disclosed.
While Ebola has caused multiple outbreaks since 1976, the frequency of epidemics in the past 15 years has drastically increased and the current outbreak in West Africa has reached unprecedented dimensions.  Over 10,000 people have been infected with Ebola and recent cases outside the African continent are drawing concern from public health officials.  Currently, the diagnosis of Ebola hemorrhagic fever can only be performed in specialized laboratories.  This limitation significantly delays the identification and isolation of the patients who have Ebola and in turn likely makes it more difficult to control an outbreak or prevent new epidemics.
Javan Esfandiari, Chembio's Chief Science & Technology Officer and the inventor of Chembio's DPP® technology, commented, "We are pleased to partner with IBT, a biotechnology company with extensive experience and a substantial number of reagents for Ebola and other filoviruses, to develop a DPP® Ebola assay.  In 2013, we partnered with the U.S. Government to develop a multiplex POC febrile illness assay which, in 20 minutes, can detect antigens from five different viruses, bacteria, and parasites with a single, finger-stick drop of blood.  The resulting product, DPP® Febrile Illness Assay, is currently in clinical trials in several countries, including the region of West Africa.  Our intent is to develop a stand-alone POC DPP® Ebola test and also include an Ebola test as part of our existing multiplex DPP® Febrile Illness Assay."
John Sperzel, Chembio's Chief Executive Officer, commented, "The partnership with IBT is a significant step in our continued efforts to expand Chembio's POC infectious disease portfolio.  Our prior success developing the multiplex DPP® Febrile Illness Assay demonstrates Chembio's ability to create such tests in a short amount of time, and we believe this partnership illustrates the value that our DPP® technology brings to the broader diagnostic market.  Through this agreement, Chembio's goal is to further develop innovative, sensitive and specific POC diagnostic tests for detection of febrile illnesses, including Ebola."
M. Javad Aman, President and Chief Scientific Officer of IBT, commented, "We are facing a humanitarian crisis and global public health challenge.  Development of a rapid POC test for Ebola will be a critical step towards enabling early detection and quarantine that could help save countless lives.  Through this partnership, the capabilities of the two companies will be combined to produce a POC product we believe will meet this serious challenge in a timely manner."
Chembio is represented by Squire Patton Boggs (US) LLP and IBT is represented by Crowell & Moring LLP in this transaction.
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assays through distributors.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com
About Integrated BioTherapeutics, Inc.
Integrated BioTherapeutics, Inc. (IBT) is a biotechnology company focused on the discovery of novel vaccines and therapeutics for emerging infectious diseases.  IBT's pipeline includes product candidates for several bacterial and viral infections including vaccines and immunotherapeutics for Ebola and other filoviruses, a multivalent vaccine for staphylococcal infections, and immunotherapeutics for Hepatitis C Virus. For more information, please visit http://www.integratedbiotherapeutics.com
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Vida Strategic Partners (media)
Tim Brons
(415) 675-7402
tbrons@vidasp.com